As filed with the Securities and Exchange Commission on October 9, 2013

Registration No. 333-174606

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT

TO

FORM S-3 REGISTRATION STATEMENT NO. 333-174606

UNDER

THE SECURITIES ACT OF 1933

PVF Capital Corp.

(Exact Name of Registrant as Specified in its Charter)

Ohio	34-1659805
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

30000 Aurora Road

Solon, Ohio 44139

(440) 248-7171

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert J. King, Jr.

President and Chief Executive Officer

30000 Aurora Road

Solon, Ohio 44139

(440) 248-7171

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

M. Patricia Oliver, Esq.

Aaron S. Berke, Esq.

Vorys, Sater, Seymour and Pease LLP

2100 One Cleveland Center

1375 East Ninth Street

Cleveland, OH 44114-1724

216-479-6100

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend ore interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post effective amendment to a registration statement pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF UNSOLD SECURITIES

This post-effective amendment (the “Post-Effective Amendment”) relates to Registration Statement No. 333-174606 on Form S-3 (the “Registration Statement”) filed by PVF Capital Corp. (the “Company”) with the Securities and Exchange Commission registering 280,241 shares of common stock of the Company and warrants to purchase up to 1,244,707 shares of common stock of the Company, filed May 27, 2011 and amended by Amendment No. 1 to Form S-3 on June 17, 2011. There remains outstanding and unexercised warrants to purchase 1,135,795 shares of common stock of the Company.

Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 19, 2013, by and between the Company and F.N.B. Corporation (“FNB”), the Company is being merged with and into FNB, effective on October 12, 2013 (the “Merger”). Upon consummation of the Merger, each outstanding common share of the Company will be canceled and extinguished in exchange for the right to receive 0.3405 shares of FNB common stock, except shares held by FNB, the Company and their subsidiaries, which will be cancelled without receipt of the merger consideration. FNB will pay cash in lieu of issuing fractional shares of FNB common stock.

As a result of the transactions contemplated by the Merger Agreement, the Company has terminated any offering of the Company’s securities pursuant to any registration statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statement, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Solon, Ohio, on October 8, 2013.

PVF CAPITAL CORP.

By:	/s/ Robert J. King, Jr.
Robert J. King, Jr. President and Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 in reliance on Rule 478 of the Securities Act of 1933.